UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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[ ]	Soliciting Material under '240.14a-12

Discovery Energy Corp.

(Name of Registrant as Specified In Its Charter)

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PRELIMINARY COPY SUBJECT TO COMPLETION

DATED APRIL 18, 2019

Discovery Energy Corp.

One Riverway Drive, Suite 1700

Houston, Texas 77056

Telephone: (713) 840-6495

To All Stockholders in

Discovery Energy Corp.

The Board of Directors (the “Board”) of Discovery Energy Corp., a Nevada corporation (the “Company”), is soliciting your consent to the amendment of the Company’s First Amended and Restated Articles of Incorporation (the “Reverse Stock Split Amendment”) to effect a reverse stock split (the “Reverse Stock Split”) of the Company’s common stock, $.001 par value per share (“Common Stock”), within a range from 1-for-15 to 1-for-25, with the exact ratio of the Reverse Stock Split to be determined by Board. The accompanying Consent Solicitation Statement describes the scope, purposes and material effects of the Reverse Stock Split Amendment. We ask that you return your written consent by July _____, 2019.

The holders of a majority of the outstanding shares of the Common Stock must give their consent to the Reverse Stock Split Amendment before it can become effective. As of May _____, 2019, the Company had outstanding ______________ shares of Common Stock. If your shares are held in an account at a brokerage firm or bank and you wish to consent to the Reverse Stock Split Amendment, you should instruct your broker or bank to execute the consent on your behalf or to deliver the consent to you so that you may execute and return it. Otherwise, your consent may not be given effect, which would have the same result as a vote against the Reverse Stock Split Amendment. The Board has fixed the close of business on May _____, 2019 as the record date for determining the stockholders entitled to notice of this solicitation and to give their consent with respect to the Reverse Stock Split Amendment.

The Reverse Stock Split is being pursued in connection with a proposed significant capital raising transaction (the “Capital Transaction”) and in an attempt to raise the price of the Common Stock so that the Common Stock will meet the share-price eligibility requirement for listing on the Nasdaq Capital Market. The exact structure, terms and conditions of the Capital Transaction have not yet been determined. To qualify for a listing on the Nasdaq Capital Market, the Company will need to meet certain other requirements, which the Company believes that it will be able to meet after completion of the Capital Transaction. The Reverse Stock Split Amendment permits the Board to abandon the Reverse Stock Split Amendment even after stockholder approval. The Board expects that it will opt to abandon the Reverse Stock Split Amendment if a satisfactory Capital Transaction is not expected to be completed.

If approved, the Reverse Stock Split Amendment must undergo a compliance procedure with the Financial Industry Regulatory Authority, Inc., or Finra, which could take a meaningful amount of time to complete. If the holders of a majority of the outstanding shares of the Common Stock consent to the Reverse Stock Split Amendment and the Board opts not to abandon it, the Company expects to file with the Secretary of State of Nevada a Certificate of Amendment to the Company’s First Amended and Restated Articles of Incorporation to effect the Reverse Stock Split shortly after the Finra compliance procedure is completed.

The Board asks you to consent to the Reverse Stock Split Amendment. The Reverse Stock Split Amendment is more fully described in the accompanying Consent Solicitation Statement and the exhibit thereto, which form a part of this Notice. We encourage you to read these materials carefully. In addition, you may obtain information about the Company from documents that the Company has filed with the Securities and Exchange Commission.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU CONSENT TO The Reverse Stock Split Amendment. PLEASE COMPLETE, SIGN, AND RETURN THE ACCOMPANYING WRITTEN CONSENT FORM BY JULY _____, 2019

By Order of the Board of Directors,

Houston, Texas	Sean J. Austin,
May _____, 2019	Corporate Secretary

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Discovery Energy Corp.

One Riverway Drive, Suite 1700

Houston, Texas 77056

Telephone: (713) 840-6495

CONSENT SOLICITATION STATEMENT

GENERAL

This Consent Solicitation Statement and the enclosed written consent form are being mailed in connection with the solicitation of written consents by the Board of Directors (the “Board”) of Discovery Energy Corp., a Nevada corporation (the “Company”). These materials pertain to an amendment of the Company’s First Amended and Restated Articles of Incorporation (the “Reverse Stock Split Amendment”) to effect a reverse stock split (the “Reverse Stock Split”) of the Company’s common stock, $.001 par value per share (“Common Stock”), within a range from 1-for-15 to 1-for-25, with the exact ratio of the reverse stock split to be determined by the Board. These materials are first being mailed to stockholders of record beginning on approximately May _____, 2019. Consents are to be submitted to the Company at the address of the Company stated above by no later than July _____, 2019.

VOTING RIGHTS AND SOLICITATION

Any stockholder executing a written consent form has the power to revoke it at any time before July _____, 2019 (or, if earlier, the date on which at least the minimum number of shares have consented in order to approve the Reverse Stock Split Amendment). Revocation may be made by delivering written notice of such revocation to the Secretary of the Company at the address of the Company stated above. The Company will pay all costs of soliciting written consents. Solicitation will be made primarily through the use of the mail but management of the Company may, without additional remuneration, solicit written consents personally by telephone and e-mail.

The record date for determining those stockholders who are entitled to give written consents has been fixed as May _____, 2019. The holders of a majority of the outstanding shares of Common Stock must give their consent to the Reverse Stock Split Amendment before it can become effective. As of May _____, 2019, the Company had outstanding ______________ shares of common stock. With regard to the consents to the Reverse Stock Split Amendment, abstentions (including failures to return written consent forms) and broker non-votes have the same effect as negative votes. If your shares are held in an account at a brokerage firm or bank and you wish to consent to the Reverse Stock Split Amendment, you should instruct your broker or bank to execute the consent on your behalf or to deliver the consent to you so that you may execute and return it. Otherwise, your consent may not be given effect, which would have the same result as a vote against the Reverse Stock Split Amendment.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

THIS IS A REQUEST FOR STOCKHOLDER APPROVAL BY WRITTEN CONSENT. YOU ARE REQUESTED TO INDICATE WHETHER YOU APPROVE OF THE PROPOSED CORPORATE ACTION ON THE FORM ENCLOSED FOR THAT PURPOSE AND TO RETURN THAT FORM TO US.

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IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF

CONSENT SOLICITATION MATERIALS

This Consent Solicitation Statement, the Notice of Consent Solicitation, and the related consent form are available at http://discoveryenergy.com/investors/disclosure-documents/.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table set forth below contains certain information as of May _____, 2019 concerning the beneficial ownership of Common Stock (i) by each person who is known by the Company to own beneficially more than 5% of the outstanding Common Stock; (ii) by each director and executive officer; and (iii) by all directors and executive officers as a group. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their shares, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days of May _____, 2019 are treated as outstanding only for determination of the number and percent owned by such group or person. The address for all persons listed in the table is One Riverway Drive, Suite 1700, Houston, Texas 77056.

	Beneficial Ownership (1)
Name of Beneficial Owner	Number	Percent
5% non-management stockholders:
DEC Funding LLC (2)	58,281,954	28.22%
Steven Webster (3)	63,622,537	30.80%

Directors and executive officers:
Keith D. Spickelmier	48,250,000	32.55%
Keith J. McKenzie	35,930,460	24.24%
William E. Begley	10,607,106	7.16%
All directors and executive officers as a group (three persons)	94,787,566	63.94%

(1)	Includes shares beneficially owned pursuant to options, warrants and convertible securities exercisable or convertible within 60 days.
(2)	Includes 39,156,954 shares that may be acquired upon the conversion of currently outstanding debentures and the Payment In Kind (PIK) interest earned thereupon, and 19,125,000 shares that may be acquired upon the exercise of currently exercisable warrants. Steven Webster is a manager of DEC Funding LLC (“DECF”). In such capacity, Mr. Webster has shared voting and shared dispositive power of the shares included in the table, and as a result, he may be deemed to beneficially own these shares. Consequently, all of these shares are also included in the table for Mr. Webster. The address for DECF is 3200 Southwest Fwy, Suite 1490, Houston, Texas 77027. The information contained in this footnote is based on information known to us and other information contained in certain filings made by DECF with the U.S. Securities and Exchange Commission indicating that DECF owns no shares of which we are not aware.
(3)	Includes 5,340,583 shares owned outright with respect to which Mr. Webster has sole voting and sole dispositive power. Also includes the 58,281,954 included in the table for DECF because (as a manager of DECF) Mr. Webster may be deemed to beneficially own these shares. The address for Mr. Webster is is 3200 Southwest Fwy, Suite 1490, Houston, Texas 77027. The information contained in this footnote is based on information known to us and other information contained in certain filings made by Mr. Webster with the U.S. Securities and Exchange Commission indicating that Mr. Webster owns no shares of which we are not aware.

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Potential Change in Control Situation.

The Company believes that its outstanding debentures (the “Debentures”) and warrants (the “Warrants”) have created a situation, whereby, a change in control of the Company in favor of the largest holder of the Debentures (the “Largest Debenture Holder”) could (but would not necessarily) occur under the following circumstances:

*	the Largest Debenture Holder fully converts all of its Debentures, and the Largest Debenture Holder fully exercises all of the Warrants that have been issued in its favor; and

*	The Company does not issue a significant number of equity securities prior to the two preceding events.

Under the circumstance listed above and assuming that the Company does not elect to pay any interest on any Debentures in cash, but allows all such interest to be added to principal, an aggregate of 65,586,759 of its common shares would be issued to the Largest Debenture Holder, representing approximately 30.67% of the Company’s outstanding common shares after the issuance based on the number of shares currently outstanding and assuming the Largest Debenture Holder acquires no additional common shares of the Company. An affiliate of the Largest Debenture Holder also owns 5,340,583 of the Company’s common shares. Combining these shares with those that the Largest Debenture Holder may acquire per the conversion of its Debentures and the exercise of its warrants, the Largest Debenture Holder and such affiliate would own approximately 33.17% of the outstanding Common Shares after the Largest Debenture Holder fully converts of all of its Debentures and fully exercises all of its Warrants, based on the preceding assumptions. In such event, the Largest Debenture Holder would become the Company’s largest shareholder, assuming no significant purchases of its common shares by other persons. This development in itself will not give control of the Company to the Largest Debenture Holder, as the current members of management collectively own a significantly greater number of shares than this. However, this number of common shares would allow the Largest Debenture Holder to have substantial sway with respect to the Company’s affairs and would give to the Largest Debenture Holder shared control of the Company if the Largest Debenture Holder and one or more large shareholders were to agree to act as a group. Whether or not this would ever occur cannot be known at this time.

Background information

Near its fiscal 2012 year-end, the Company adopted its current business plan to explore for and develop crude oil and natural gas on the 584,651 gross acres prospect (the “Prospect”) in the State of South Australia covered by Petroleum Exploration License PEL 512 (the “License”). Since that time, the Company has achieved significant milestones, including the acquisition of the License, the completion of a $6,850,000 convertible debenture financing, the completion of a seismic survey of a portion of the Prospect, the interpretation of this survey to identify prospective drilling locations, the completion of archeological and environmental field surveys of some of these locations, the completion of additional private financing transactions, and the acquisition of certain royalty interests burdening the Prospect. For some time now, the Company has been trying to complete a major financing or joint venture arrangement to enable the Company to commence drilling on the Prospect. The Company is in advanced discussions with a licensed securities broker/dealer regarding a significant capital raising transaction (the “Capital Transaction”) involving the Company’s common stock (the “Common Stock”). The exact structure, terms and conditions of the Capital Transaction have not yet been determined. However, these discussions currently involve a strategy to increase the per-share price of the Common Stock so that it will meet the eligibility requirement for listing on the Nasdaq Capital Market (“Nasdaq”) in this regards. To qualify for such a listing, the Company will need to meet certain other requirements, which the Company believes that it will be able to meet after completion of the Capital Transaction. Historically, the Common Stock has been quoted in the over-the-counter facilitate. Management believes that a higher price for the Common Stock and an improved trading market will increase the Company’s ability to raise capital. Per Rule 135c under the Securities Act of 1933, nothing contained herein shall be construed to be an offer to sell, or a solicitation of an offer to buy, any of securities.

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PROPOSAL 1

Reverse Stock Split

General

The Board is requesting stockholders (a) to approve an amendment of the Company’s First Amended and Restated Articles of Incorporation (the “Reverse Stock Split Amendment”) to effect a stock split stock (the “Reverse Stock Split”) of Common Stock, within a range from 1-for-15 to 1-for-25, with the exact ratio of the Reverse Stock Split to be determined by the Board, and (b) and to grant the Board discretionary authority, within twelve months from the date of that requisite stockholder approval is obtained, to determine whether to effect the Reverse Stock Split and to set the exact whole number ratio within the range at which the Reverse Stock Split will be effected.

Stockholders are being requested to consent to and approve the following resolutions (the “Reverse Stock Split Amendment Resolutions”), which will add a final paragraph to Article 3 of the Company’s First Amended and Restated Articles of Incorporation1:

“BE IT RESOLVED, that the Article 3 of the First Amended and Restated Articles of Incorporation, of the Corporation be and hereby is amended to add a last paragraph, which shall read in its entirety as follows:

“Upon the effectiveness of the filing with the Secretary of State of Nevada of the document adding this paragraph to the Corporation’s First Amended and Restated Articles of Incorporation, each ____________ (___) shares of common stock issued and outstanding immediately prior to the filing of such document as aforesaid shall be combined into one (1) share of validly issued, fully paid and non-assessable common stock. As soon as practicable after such date, the Corporation shall request holders of the common stock to be combined in accordance with the preceding to surrender certificates representing their common stock to the Corporation’s authorized agent, and each such stockholder shall receive upon such surrender one or more stock certificates to evidence and represent the number of shares of common stock to which such stockholder is entitled after the combination of shares provided for herein; provided, however, that this Corporation shall not issue fractional shares of common stock in connection with this combination, but all fractional shares that would otherwise result shall be rounded up to one whole share of common stock.”

1.	This amendment approves the reverse stock split of the Common Stock, at a ratio in the range of 1-for-15 to 1-for-25, with the exact ratio of the Reverse Stock Split to be determined by the Board. By approving this amendment, stockholders will be deemed to approve any ratio that the Board may solely determine within the range of 1-for-15 to 1-for-25.

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AND FURTHER RESOLVED, that the Board of Directors may set the exact ratio of the reverse stock split within the range of 1-for-15 to 1-for-25, and may cause management to prepare a certificate of amendment to the Company’s First Amended and Restated Articles of Incorporation setting forth the amendment above with the exact ratio set being filled into the blanks in said amendment and to file the same with the Nevada Secretary of State; and further

RESOLVED, that the stockholder approval of the amendment above shall be valid for one year after the requisite stockholder approval of such amendment has been obtained, after which time, if a certificate of amendment to the Company’s First Amended and Restated Articles of Incorporation regarding such amendment has not been filed with the Nevada Secretary of State, such amendment shall once again require new approval by the stockholders; and further

RESOLVED, that the Board of Directors may, in its sole discretion and for any reason, abandon the amendment approved immediately above before its effective date without any further action by the stockholders.”

The Reverse Stock Split Amendment was approved by all of the directors of the Company.

The purpose of seeking stockholder approval of a range of whole number exchange ratios from 1-for-15 to 1-for-25 (rather than a fixed exchange ratio) is to provide the Company with the flexibility to achieve the desired results of the Reverse Stock Split.

If the stockholders approve this proposal, the Company would effect the Reverse Stock Split only upon the Board’s determination that it remained in the best interests of the Company at that time. If the Company were to effect the Reverse Stock Split, the Board would set the timing for such a split and select the specific ratio within the permitted range. No further action on the part of stockholders would be required to either implement or abandon the Reverse Stock Split. If the stockholders approve the proposal and the Board determines to effect the Reverse Stock Split, the Company would communicate to the public, prior to the effective date of the certificate of amendment effecting the Reverse Stock Split, additional details regarding the Reverse Stock Split, including the specific ratio selected by the Board. If the Board does not decide to implement the Reverse Stock Split within twelve months after the requisite stockholder approval has been obtained, the authority granted in this proposal to implement the Reverse Stock Split will terminate. The Board reserves its right to elect not to proceed with the Reverse Stock Split if it determines, in its sole discretion, that it is no longer in the best interests of the Company.

If approved, the Reverse Stock Split Amendment must undergo a compliance procedure with the Financial Industry Regulatory Authority, Inc., or Finra, which could take a meaningful amount of time to complete. If the holders of a majority of the outstanding shares of the Common Stock consent to the Reverse Stock Split Amendment and the Board opts not to abandon it, the Company will file with the Secretary of State of Nevada a Certificate of Amendment to the Company’s First Amended and Restated Articles of Incorporation to effect the Reverse Stock Split shortly after the Finra compliance procedure is completed and the Board believes that a suitable Capital Transaction is likely to be completed.

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Reasons for and Anticipated Effects of the Reverse Stock Split

Effects on Number of Outstanding Shares. As of May _____, 2019, 500.0 million shares of Common Stock were authorized, and _______________shares of Common Stock were issued and outstanding. As of such date, 69,507,551 shares of Common Stock were reserved for issuance upon conversions of outstanding convertible debentures and exercises of outstanding warrants. If the Reverse Stock Split is implemented, then the number of issued and outstanding shares of Common Stock would be reduced in accordance with the ratio selected by the Board. The Reverse Stock Split would significantly reduce the number of outstanding shares of Common Stock. The following table sets forth the numbers of shares expected to be outstanding immediately after the Reverse Stock Split based on several exact ratios that might be set by the Board (the results for ratios between the ratios set forth in the table will fall somewhere between the results for the rations set forth in the table).

Pro Forma Table

Shares Outstanding at May _____, 2019	Reverse Stock Split Ratio	Estimated Shares Outstanding After Reverse Stock Split	Estimated Reduction in Shares Outstanding	Estimated Initial Post-Split Per-Share Price of Common Stock[2]

__________	1-for-15	__________	__________	$3.75	[3]
__________	1-for-18	__________	__________	$4.50
__________	1-for-20	__________	__________	$5.00
__________	1-for-23	__________	__________	$5.75
__________	1-for-25	__________	__________	$6.25

Higher Share Price. The Board has come to believe that a higher share price for the Common Stock will facilitate the Company’s business objectives, and it believes that higher share price can be accomplished by means of the Reverse Stock Split. Particularly, the Reverse Stock Split is being pursued to posture for a possible Capital Transaction, and the listing of the Common Stock on Nasdaq specifically and any additional trading markets that the Company may elect to pursue in the future generally.

The Board believes that proportionately reducing the number of outstanding shares of Common Stock will increase in the immediate future the per-share price of the shares of Common Stock that remain outstanding. Recent trading of shares of Common Stock has revolved around a per-share trading price of $0.25. Management believes that the Reverse Stock Split will cause the trading price of the Common Stock to increase immediately after the Reverse Stock Split becomes effective. The level to which this trading price will increase depends on the ratio set by the Board. Examples of the possible initial levels is set forth in the Pro Forma Table above in the column captioned “Estimated Initial Post-Split Per-Share Price of Common Stock,” although no one can have any assurance that trading price will increase to these levels, even initially. Management believes that the Reverse Stock Split will permit the Common Stock’s trading price to increase to a level that will satisfy one of the requirements for listing of the Common Stock on Nasdaq. To qualify for such a listing, the Company will need to meet certain other requirements, which the Company believes that it will be able to meet after completion of the Capital Transaction.

2.	Assumes $0.25 per-share price immediately prior to the Reverse Stock Split. Note that the Company expects that, for purposes of satisfying Nasdaq’s share-price eligibility requirement, the “bid price” and not the “closing price” of the Common Stock will be the relevant figure. However, management believes that, if the closing price of the Common Stock reaches a specific level, the bid price of the Common Stock will be as high as or higher than such closing price, and therefore the closing price is being used as a substitute for bid price for purposes of all discussions herein.

3.	This price is not sufficient to satisfy the relevant share-price eligibility requirement. Accordingly, this ratio will be used only if the pre-split per-share price of the Common Stock has risen to a level above $0.25 so that the estimated initial post-split per-share price of the Common Stock is expected to be appropriately greater than this $3.75 figure

.

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The Board believes that a higher price for the Common Stock will facilitate future capital raising transactions, including one now under consideration. This belief is premised on the Board’s understanding that the current per-share price of the Common Stock impairs the acceptability of the Common Stock by the types of investors that the Company might invest in the Company. Theoretically, the price and value of a stock should not (by itself) affect its acceptability, the type of investor who acquires it, or the Company’s reputation in the financial community. In practice this is not necessarily the case, as many institutional investors look upon low-priced stock as unduly speculative in nature and, as a matter of policy, avoid investment in such stocks.

Furthermore, the Board believes that a lower per-share price reduces the effective marketability of the Common Stock because of the reluctance of many leading brokerage firms to recommend low-priced stock to their clients. In addition, a variety of brokerage house policies and practices tend to discourage individual brokers within those firms from dealing in low-priced stocks. Some of those policies and practices pertain to the payment of brokers’ commissions and to time-consuming procedures that function to make the handling of low-priced stocks unattractive to brokers from an economic standpoint. Many brokerage firms and stock exchanges also prohibit investors from purchasing on margin stocks that are trading below certain prices per share. Additionally, the structure of trading commissions also tends to have an adverse impact upon holders of low-priced stock because the brokerage commission on a sale of low-priced stock generally represents a higher percentage of the sales price than the commission on a relatively higher priced stock. Therefore, lower prices for the Common Stock may adversely affect anyone who wishes to acquire shares and holders who wish to liquidate their holdings.

Moreover, for much of the same reasons already stated, the Board believes that a higher per-share price will make the Common Stock more acceptable to investors and sellers in possible, future financing and business acquisition transactions. Finally, the Common Stock has traded very infrequently. Management also believes that the Reverse Stock Split will cause the volume of trading in the Common Stock to increase over time as the Company’s business progresses. However, any increase is expected to be gradual and will take an extended period of time, and no one can have any assurance that this will in fact occur.

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Effects on Outstanding Shares. If the Company implements the Reverse Stock Split, the number of shares of Common Stock held by each stockholder would be reduced by multiplying the number of shares held immediately before the Reverse Stock Split by the appropriate ratio and then rounding up to the nearest whole share. The Reverse Stock Split would not affect any stockholder’s percentage ownership interest in our Company or proportionate voting power, except to the extent resulting from the provisions for the elimination of fractional shares described below, and these effects are expected to be extremely minimal. The Reverse Stock Split could result in some stockholders owning “odd-lots” of less than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares. If the Company implements the Reverse Stock Split, the rights pertaining to the outstanding shares of Common Stock would be unchanged after the Reverse Stock Split. Each share of Common Stock issued following the Reverse Stock Split would be fully paid and non-assessable, and would be entitled to one vote on all matters submitted to stockholders and to proportionate dividends and distributions with other such shares.

Effect on Options, Warrants and Convertible Debt Instruments. In addition to adjusting the number of shares of Common Stock, the Company would adjust all shares underlying any of our outstanding options, warrants and convertible debt instruments (such as the Debentures and Warrants) as a result of the Reverse Stock Split, as required by the terms of these securities. In particular, the Company would reduce the conversion ratio for each instrument, and would increase the applicable exercise price or conversion price in accordance with the terms of each instrument and based on the exact ratio of the Reverse Stock Split. Also, the Company would reduce the number of shares reserved for issuance under our existing equity incentive plans proportionately based on the exchange ratio of the Reverse Stock Split. The Reverse Stock Split would not otherwise affect any of the rights currently accruing to holders of Common Stock, options or warrants exercisable for, or convertible debt instruments convertible into, Common Stock.

Increase in Authorized but Unissued Shares. Finally, although this is not a primary reason for the Reverse Stock Split, the Reverse Stock Split would permit the Company to issue additional shares of Common Stock. The number of additional shares of Common Stock that would be available for issuance depends on the ratio set by the Board. Examples of the possible numbers of additional shares is set forth in the Pro Forma Table above in the column captioned “Reduction in Shares Outstanding.” The Board believes that the Company has a sufficient number of additional shares to issue for the present and for the foreseeable future, and thus the Reverse Stock Split is not being pursued to increase available shares.

Each additional authorized but unissued share of Common Stock made available by the Reverse Stock Split would have the same rights and privileges as each share of Common Stock currently authorized or outstanding. The holders of the Company’s existing outstanding shares of Common Stock will have no preemptive right to purchase any additional shares made available by the Reverse Stock Split. The issuance of a large number of additional shares of Common Stock (including any comprising a part of the additional shares made available by the Reverse Stock Split) would substantially reduce the proportionate interest that each presently outstanding share of Common Stock has with respect to dividends, voting, and the distribution of assets upon liquidation.

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The additional shares made available by the Reverse Stock Split could be issued for any proper corporate purpose including, but not limited to, future equity and convertible debt financings, acquisitions of property or securities of other corporations, debt conversions and exchanges, exercise of current and future options and warrants, for issuance under the Company’s current or future employee benefit plans, stock dividends and stock splits. These additional shares could be issued from time to time at the discretion of the Board, normally without further stockholder action or notification (except as may be required for a particular transaction by applicable law, requirements of regulatory agencies or by stock exchange rules). The Board does not anticipate seeking authorization from the Company’s stockholders for the issuance of any of the shares of Common Stock made available by the Reverse Stock Split. The availability of such shares for issuance in the future will give the Company greater flexibility and permit such shares to be issued without the expense and delay of a special stockholders’ meeting. However, there can be no assurance that stockholders would approve of all or even any of the stock issuances undertaken with the additional share made available by the Reverse Stock Split. In the case of any issuance of shares of Common Stock, the Board will be required to make a determination that the issuance is in the best interests of the stockholders and the Company, based on the Board’s reasonable business judgment.

Possible Adverse Effects of Reverse Stock Split. While management believes that the Reverse Stock Split will have a positive effect on the Company, there can be no assurance that this will necessarily be true. There can be no assurance that the price of a share of Common Stock after the Reverse Stock Split will increase by a multiple equal to the number of pre-split shares being combined into one post-split share. Moreover, the price of the Common Stock could increase as expected immediately after the Reverse Stock Split but could enter into a period of temporary or sustained decline thereafter. Furthermore, there can be no assurance that the Reverse Stock Split will otherwise have the desired effects described. Finally, the future liquidity of the Common Stock could decline because of a reduced number of outstanding shares of Common Stock. The Board does not believe that this is likely to happen, because trading in the Common Stock has been very limited historically.

Possible Abandonment of Reverse Stock Split. The Reverse Stock Split Amendment permits the Board to abandon the Reverse Stock Split Amendment even after stockholder approval. The Board expects that it will opt to abandon the Reverse Stock Split Amendment if a satisfactory Capital Transaction is not expected to be completed.

Exchange of Stock Certificates and Elimination of Fractional Share Interests

If the requisite number of shares of Common Stock entitled to vote consent to the Reverse Stock Split, the Reverse Stock Split Amendment will become effective upon the filing of a Certificate of Amendment to the Company’s First Amended and Restated Articles of Incorporation with the Secretary of State of Nevada (the “Filing”). The Filing is expected to occur shortly after the requisite consents from stockholders are obtained, the Company completes a compliance procedure with Finra, and the Board is convinces that a suitable Capital Transaction is likely to be completed. The Reverse Stock Split would become effective as of the close of business on the date of the Filing. Stockholders of the Company of record as of the Filing will then be furnished the necessary materials and instructions to effect the exchange of their certificates representing Common Stock outstanding prior to the Reverse Stock Split (referred to hereinafter as “Pre-Split Shares”) for new certificates representing Common Stock after the Reverse Stock Split (referred to hereinafter as “Post-Split Shares”). Certificates representing Pre-Split Shares subsequently presented for transfer will not be transferred on the books and records of the Company but will be returned to the tendering person for exchange. Stockholders of the Company should not submit any certificates until requested to do so. In the event any certificate representing Pre-Split Shares is not presented for exchange upon request, any dividends that may be declared after the date of the Filing with respect to the shares represented by such certificate will be withheld by the Company until such certificate has been properly presented for exchange, at which time all such withheld dividends which have not yet been paid to a public official pursuant to the abandoned property laws will be paid to the holder thereof or his designee, without interest.

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No fractional shares will be issued. Instead, all fractional shares will be rounded up to one whole share.

Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax considerations with respect to a reverse stock split to holders of shares of Common Stock. This summary is based on the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), the Treasury regulations promulgated thereunder, and administrative rulings and court decisions in effect as of the date of this document, all of which may be subject to change, possibly with retroactive effect. This summary only addresses holders who hold their shares as capital assets within the meaning of the Internal Revenue Code and does not address all aspects of U.S. federal income taxation that may be relevant to holders subject to special tax treatment, such as financial institutions, dealers in securities, insurance companies, foreign persons and tax-exempt entities. In addition, this summary does not consider the effects of any applicable state, local, foreign or other tax laws.

The Company has not sought and will not seek any ruling from the Internal Revenue Service (the “IRS”), or an opinion from counsel with respect to the U.S. federal income tax considerations discussed below. There can be no assurance that the tax considerations discussed below would be accepted by the IRS or a court. The tax treatment of the Reverse Stock Split to holders may vary depending upon a holder’s particular facts and circumstances.

The Company urges holders to consult with their own tax advisors as to any U.S. federal, state, local or foreign tax considerations applicable to them that could result from the Reverse Stock Split. With this by way of introduction, the expected tax treatment of the Reverse Stock Split is described in the following paragraph.

The exchange of Pre-Split Shares for Post-Split Shares will not result in recognition of gain or loss for federal income tax purposes. Otherwise, your holding period and tax basis of your Pre-Split Shares are applied in total to your Post-Split Shares.

Certain Effects of the Reverse Stock Split Amendment

The Reverse Stock Split is not intended as a “going private transaction” covered by Rule 13e-3 under the Securities Exchange Act of 1934, and it is not expected to function unintentionally as one.

Board Recommendation and Required Approval

The Board believes that the Reverse Stock Split Amendment is in the best interests of the Company and its stockholders and recommends that the stockholders approve the Reverse Stock Split Amendment and the Reverse Stock Split Amendment Resolutions.

The adoption of the Reverse Stock Split Amendment will require the consent of the holders of a majority of the outstanding shares of the Common Stock.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE REVERSE STOCK SPLIT AMENDMENT and the Reverse Stock Split Amendment Resolutions.

Dissenters’ Rights

Under Nevada corporation law and the Company’s First Amended and Restated Articles of Incorporation and bylaws, holders of Common Stock will not be entitled to dissenters’ rights with respect to either of the Reverse Stock Split Amendment.

SUBMISSION OF STOCKHOLDER proposals

FOR NEXT ANNUAL MEETING

Stockholders wishing to submit proposals for consideration by the Company’s Board of Directors at the Company’s next Annual Meeting of Stockholders should submit them in writing to the attention of the President of the Company a reasonable time before the Company begins to print and mail its proxy materials, so that the Company may consider such proposals for inclusion in its proxy statement and form of proxy for that meeting. The Company does not now have any definitive plans regarding the possible date of its next Annual Meeting.

By Order of the Board of Directors,

Houston, Texas	Sean J. Austin,
May ___, 2019	Corporate Secretary

12

Discovery Energy Corp.

WRITTEN CONSENT SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby acknowledges receipt of the Consent Solicitation Statement (the “Statement”) in connection the proposed amendment of the First Amended and Restated Articles of Incorporation of the Company to effect a reverse stock split of the Company’s common stock, within a range from 1-for-15 to 1-for-25, with the exact ratio of the reverse stock split to be determined by the Company’s Board of Directors. As indicated below by the checking of the “CONSENTS/FOR” boxes the undersigned thereby consents with respect to all of the voting stock of the Company held by the undersigned, to the adoption and approval of the Reverse Stock Split Amendment Resolutions and the Reverse Stock Split Amendment (as such terms are defined in the Statement) without a meeting of the stockholders of the Company.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU CONSENT “FOR” the Reverse Stock Split Amendment and the Reverse Stock Split Amendment Resolutions.

1.	Proposal to adopt and approve the Reverse Stock Split Amendment Resolutions and to approve the amendment of the First Amended and Restated Articles of Incorporation of the Company to effect a reverse stock split of the Company’s common stock, within a range from 1-for-15 to 1-for-25, with the exact ratio of the reverse stock split to be determined by the Company’s Board of Directors.

CONSENTS/FOR _____ WITHHOLDS CONSENT/AGAINST _____ ABSTAINS

I represent that I own the following number of shares of the Company’s voting stock (please insert the correct number):____________________________________.

Important Notice Regarding the Availability of Consent Solicitation Materials for this consent solicitation: The Consent Solicitation Statement, Notice of Consent Solicitation, and related consent form for this consent solicitation are available at http://discoveryenergy.com/investors/disclosure-documents/.

Please date and sign exactly as your name(s) appear(s) appears hereon. When joint tenants hold shares, both should sign with the second to sign affixing his or her signature to the line above “Signature if held jointly.” When signing as executor, administrator, trustee, or guardian, please give full title as such on the line above “Title, if applicable.” When signing on behalf of a corporation, a partnership, limited liability company, or other entity, an authorized person should sign, adding his or her title on the line above “Title, if applicable” and adding the name of the entity to the line above “Name of entity, if applicable.”

(Name of entity, if applicable)

DATE _________________________ 2019
Signature
PLEASE MARK, SIGN, DATE AND
RETURN THE CONSENT FORM PROMPTLY
USING THE ENCLOSED ENVELOPE	(Title, if applicable)

Signature if held jointly